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                                     NEWS RELEASE

                       INTEK DIVERSIFIED ANNOUNCES APPOINTMENT
                     OF ROBERT SHIVER AS CHIEF EXECUTIVE OFFICER

MOORESTOWN, N.J.--(BUSINESS WIRE)--Aug. 27, 1997--Intek Diversified Corporation (NASDAQ:IDCC) announced today the appointment of Robert J. Shiver as chairman and chief executive officer, effective September 1, 1997. Mr. Shiver, 42, currently is a member of the Board of Directors of Intek. Mr. Shiver has been a director and chief executive officer of Centennial Security Holdings, Inc., one of the leading providers of electronic security and services throughout North America.

According to Mr. Roger Wiggs, chief executive officer of Securicor PLC, the majority shareholder of Intek, Bob Shiver has demonstrated an outstanding record of entrepreneurial ability and leadership in various companies, including Centennial, developing recurring revenue products and services. Mr. Shiver graduated from Morehead State University in 1977 with a Bachelors degree in business. He is active in Project Acorn, which provides educational opportunities to pre-school and disadvantaged children. He is also an adviser to Picatinny Technology Innovation Center, which is an organization that assists the government in commercializing various military technology.

Mr. Shiver succeeds Dr. Edmund Hough, who has resigned as acting chief executive officer and a director of Intek, effective August 26, 1997. Intek Diversified Corporation operates Specialized Mobile Radio (SMR) systems in the U.S. within the 220 MHz spectrum through RoameR One. Another subsidiary, Radiocoms, designs, develops and manufactures Land Mobile Radio (LMR) products utilizing proprietary LM technology. Intek's Midland USA subsidiary is a leading distributor of LMR products, manufactured by both Radiocoms and others, and operates through a well-established base of authorized dealers and resellers in the U.S.



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